Exhibit 99.1

HEALTHTRONICS’ PRESIDENT & CHIEF EXECUTIVE OFFICER

ANNOUNCES RESIGNATION

AUSTIN, TX, September 21, 2005 - HealthTronics, Inc. (NASDAQ: HTRN) today announced that president and chief executive officer Brad A. Hummel will resign his positions effective October 15, 2005.

Mr. Hummel will serve in an advisory capacity to the Company through March 2006, assisting the board and company management in the transition. HealthTronics’ chairman Argil Wheelock, M.D. and vice chairman Ken Shifrin will assume primary responsibility for the Urology/Medical Device division and Specialty Vehicles division, respectively, while a replacement search is conducted. Additionally, John Barnidge and James Whittenburg, both Senior Vice Presidents, will work closely with Dr. Wheelock and Mr. Shifrin during this transition.

Brad Hummel commented, “For reasons both personal and professional, I see this as an appropriate time to conclude my involvement with the Company. The re-engineering of Prime Medical is behind us, and the merger of Prime and HealthTronics and the subsequent integration was successful. As importantly, there is in place today an exceptional group of staff and executives who are committed to fulfilling the promise of the Company’s extraordinary business platform, developing product line and strong balance sheet.”

Dr. Argil Wheelock commented, “We are all grateful for the contribution Brad has made to HealthTronics. He has helped build a foundation of strong management and solid fundamentals from which the Company can grow and prosper. We wish him well in his future endeavors and look forward to his ongoing support as we continue to develop the exciting opportunities before us.”

Statements by HealthTronics’ management in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
HealthTronics, Inc.		The Equity Group Inc.
John Q. Barnidge, Senior VP & CFO		Loren G. Mortman
(512) 314-4554		(212) 836-9604,
www.healthtronics.com		LMortman@equityny.com
Lauren Barbera
(212) 836-9610
LBarbera@equityny.com
www.theequitygroup.com